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                                 EXHIBIT 10(S)

                          SUPPLY AND SERVICE AGREEMENT

          This Agreement is made as of August 1, 2001, between Purico GmbH, a German corporation (the "Buyer"), Purico (IOM) Limited, a company organized under the laws of the Isle of Man ("Guarantor"), and Papierfabrik Schoeller & Hoesch GmbH & Co. KG, a German limited partnership (the "Seller").

          WHEREAS, Seller is engaged, among other things, in the manufacture and sale of cigarette paper and other paper products and Seller's parent has determined to sell its cigarette paper businesses;

          WHEREAS, Buyer, in order to ensure a steady and reliable source of supply of the Products desires to purchase from Seller, and Seller is able and willing to manufacture and supply exclusively to Buyer for a period of three
(3) years (subject to extension), the Products on the terms and conditions described in this Agreement;

          WHEREAS, in conjunction with such supply arrangements, Seller agrees to provide certain services to Buyer to facilitate the transition of Seller's cigarette paper business to Buyer; and

          WHEREAS, Buyer and Seller have agreed on a three (3) year period for supply of the Products (subject to extension) in order to provide Buyer a sufficient period of time to create alternative capacity to produce the Products and to provide Seller a sufficient period to transition out of producing the Products;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

     1.  DEFINITIONS.

          "Acquisition Agreement" shall mean the Agreement for purchase of certain assets and assumption of certain liabilities of the Ecusta business of P.H. Glatfelter Company by and among Seller's parent, P.H. Glatfelter Company, Guarantor and certain affiliates thereof.

          "Customer" shall mean a cigarette manufacturer which is a customer for the Products of Seller as of the date hereof and any customer of Buyer after the date hereof for Products supplied by Seller.

          "Effective Date" shall mean the date first written above.

          "First Contract Year" shall mean the twelve (12) month period beginning on the Effective Date.

          "Monthly Target" shall be as defined in Section 7.2.

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          "Party" or "Parties" shall mean Buyer, Guarantor and/or Seller.

          "Products" shall mean the grades of the tobacco paper products set forth on Exhibit A, to be manufactured by Seller exclusively for Buyer in accordance with the terms of this Agreement. The term "Products" shall also include any and all improvements and modifications to the Products which Buyer and Seller may make by mutual agreement during the term of this Agreement.

          "Sales Agents" shall mean those currently under contract with Seller as of the date hereof to provide sales and distribution services for the Products.

          "Second Contract Year" shall mean the twelve (12) month period beginning on the first anniversary of the Effective Date.

          "Third Contract Year" shall mean the twelve (12) month period beginning on the second anniversary of the Effective Date.

     2.  AGREEMENT TO SUPPLY.

          Seller shall sell exclusively to Buyer, and Buyer shall purchase, the Products in the quantities set forth in Section 7 of this Agreement. The Products shall be produced in accordance with each Customer's specifications as further provided in accordance with Section 3 of this Agreement, incorporating only such changes to the Product specifications used by Seller as of the date hereof in producing Products for Customers as of the date hereof and such improvements and modifications to the Products as Buyer and Seller may mutually determine and agree upon from time to time. Inspection and packaging of the Products shall at all times be conducted by Seller in its own manufacturing facilities. Buyer shall not place Seller's brand on any of its products other than those Products sold under this Agreement. Seller shall place its brand (and trademarks) on the Products and consistent with past practice Buyer shall be entitled to sell the Products using such brand and trademarks. In no event shall Buyer acquire any rights under this Agreement to any trademark, service mark or other intellectual property right of Seller. Seller agrees to provide Buyer with the specifications and technical manufacturing information specific to the Products which are necessary to manufacture the Products.

     3.  ORDER PROCESSING.

          For each order for Products to be sold under this Agreement, Buyer shall deliver to Seller a purchase order consistent with past practice at least thirty (30) days prior to the anticipated shipping date. Each purchase order shall provide the volume ordered and all specifications for each Product by grade in sufficient detail for the production of the Products, which specifications shall include packaging and converting information, the quality of the materials to be used and the performance standards of each of the Products. Where no specification for packaging is provided, Seller shall package the Product consistent with past practice. Each purchase order shall also set forth the customers' names or customer's name, the date of delivery to Buyer, the date of delivery to Buyer's customer, shipping information, invoice information and all other information which is necessary to produce invoices (in the form currently provided, by Seller unless otherwise notified to Seller by Buyer), ship the Products and produce documents necessary to procure a Letter of Credit (if applicable). The Products covered

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by a purchase order shall have been previously qualified and approved by the customer. Seller shall supply the Products in accordance with the specifications, and shall not materially deviate from these specifications without the prior express written consent of Buyer. Subject to the Monthly Targets set forth in Section 7, Seller guarantees fulfillment of each order for Products which is delivered to Seller at least 30 days prior to shipping and which sets forth the information required under this Section, provided that each month 5% of the Monthly Target may be ordered up to but not less than five days prior to shipping.

     4.  PURCHASE PRICE.

          4.1 UNIT PRICE. The unit price for each of the Products is set forth on the Exhibit A, which prices shall be subject to adjustment in accordance with the provisions of Sections 4.2 and 4.3 of this Agreement. The unit price for each of the Products for the Third Contract Year shall increase by the amounts set forth in Exhibit A in addition to the other price adjustments described herein.

          4.2 PULP PRICE ADJUSTMENTS. The unit price of each of the Products as provided on Exhibit A shall be adjusted on January 1, 2002 and every six months thereafter during the term of this Agreement to reflect changes in the prices of pulp over the immediately preceding six-month period (each, a "Pulp Price Adjustment"). The Pulp Price Adjustment for each of the Products shall be determined in the following way:

                    (i) PULP PRICE CHANGES. The change in price for each fiber type (the "Pulp Price Changes") shall be determined by dividing the DM or Euro equivalent of the six-month average prices for such fiber type by the base price for such fiber types as defined on Exhibit E. The initial six-month average prices shall be based on the prices for the six months beginning July 1, 2001 as announced on the first day of each such month (i.e., July 1, August 1, September 1, etc.) The six-month average price shall then become the base price for the subsequent six-month period. The six-month average prices shall be determined by averaging the month beginning prices for such fiber types for each of the six months following the Effective Date, and for every six months thereafter. Such monthly prices shall be provided for each six-month period based on Seller's cost for such fiber types as of that date, and as adjusted to DM equivalent as appropriate.

                    (ii) PRODUCT PRICE CHANGES. The Pulp Price Adjustment shall be determined by multiplying (a) the percentage for each fiber type set forth on Exhibit E for each Product by (b) the applicable Pulp Price
     Change minus one. The new Product Prices shall then be determined by multiplying (x) the Pulp Price Adjustment for each Product plus one by (y) the base Product prices. The resulting prices shall become the applicable prices for the following six-month period. Additionally, the resulting fiber type percentages shall be adjusted to reflect the Pulp Price Changes for the previous six months.

                    (iii) PRICING EXAMPLE. Exhibit F provides an illustration of this Pulp Price Adjustment mechanism.

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                    (iv)  NOTICE. Seller shall provide Buyer with a schedule for the calculation of the Pulp Price Adjustment for each Product fifteen days prior to the beginning of each new six-month period.

                    (v) BAT. In the event British American Tobacco p.l.c. ("BAT") ceases to purchase all of the Products from Buyer during the First Contract Year, the base prices set forth on Exhibit E will be modified by the mutual consent of the Parties to reflect the loss of this volume and its impact on base pulp price levels.

          4.3 AGREEMENT EXTENSION PRICE ADJUSTMENT. In the event this Agreement does not terminate on the third anniversary of the Effective Date, the Parties shall negotiate in good faith annual adjustments to the prices set forth on Exhibit A to reflect changes in material and manufacturing costs of Seller in producing the Products. Such price adjustments shall take effect on the third anniversary of the Effective Date and each anniversary thereafter and shall be in addition to any Pulp Price Adjustments.

          4.4 PAYMENT TERMS. Buyer shall remit to Seller the invoice amount of the Products sold to Buyer on payment terms of net forty-five (45) days. Any amount due and payable under this Agreement which remains unpaid when due shall bear interest until paid at the annual rate of LIBOR for Euros plus 2%. Unless otherwise agreed, the payment shall be made in the same currency as indicated on the invoice.

          4.5 VAT. All prices quoted in this Agreement and any Exhibit thereto are net prices without value-added tax and shall be paid together with value-added tax (where applicable) at its statutory rate prevailing from time to time.

     5.  EXCLUSIVITY.

          The Products shall be manufactured and sold by Seller solely and exclusively to Buyer. In addition, Seller shall not manufacture or sell tipping paper and standard plug wrap except to Buyer. For the purposes of this Agreement, "tipping paper" means: papers manufactured for wrapping cigarette filters; and "standard plug wrap" means: low porosity papers (below 2000 coresta units) used for combining a cigarette column with a cigarette filter. The exclusivity obligations set forth in this Section 5 shall survive for a period ending five (5) years from the Effective Date; provided that in the event of termination of this Agreement by Seller pursuant to Section 13, Seller shall be permitted to sell the Product for a period of six months or, if longer, the remainder of the initial term of this Agreement, in order to sell its inventory and transition its business to other products. Notwithstanding the foregoing, this Section 5 shall not restrict Seller from rendering consulting or other services to manufacturers of porous plug wrap manufacturing equipment. For purposes of this Agreement, "porous plug wrap" means: papers with a porosity above 2000 coresta units used for combining a cigarette column with a cigarette filter.

     6.  DELIVERY AND ACCEPTANCE.

          6.1 DELIVERY. Unless otherwise specified in the purchase order, all Products purchased under this Agreement shall be delivered F.O.B. Seller's Gernsbach plant per the date of delivery specified by the Buyer on the purchase order, subject to the provisions of Section 3.

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Title to the Products shall pass from Seller to Buyer when the Products are delivered to Seller's warehouse to be held on behalf of Buyer or, if the Products are not delivered to Seller's warehouse, when the Products leave Seller's premises. Risk of loss to the Products shall pass from Seller to Buyer when the Products leave Seller's premises. Upon delivery of each order for Product, Seller shall provide all documentation reasonably necessary for transportation, quality control documentation (as required by the Customer), customs and any letter of credit for such order.Seller shall arrange for all necessary transportation of Products to Buyer's customers or to Buyer, at Buyer's sole expense. Buyer agrees that it will accept all of the Products meeting the specifications established pursuant to Section 3 of this Agreement, subject to the other terms and conditions that are specified in this Agreement. Seller agrees to provide technical consulting services to help Buyer convert one of its paper machines to manufacture Porous Plug Wrap, provided that the Parties agrees in advance on the fees for such services.

          6.2 RETURNS. All complaints about or returns of the Products shall be made using the following procedures:

                    (i) Complaints of defects shall be made to Seller in writing. Samples are considered as proof only when they have been taken in accordance with these procedures and in the presence of an agent instructed by Seller. Seller shall make such agents available within a reasonable period of time after the request of Buyer.

                    (ii) Upon receipt of any complaint from the Customer regarding the Products, Buyer shall immediately give written notice of any form of defects which are obviously different from those stipulated, including but not limited to delivery of different Products or quantities. Notice of hidden defects of any kind and the delivery of the Products or quantities which are not obviously different from those stipulated shall be given promptly upon their discovery but no later than sixty (60) days from delivery to Customer, unless such defect could not have reasonably been discovered within such sixty (60) day period. The Products shall be deemed to be approved if no complaint is made within sixty (60) days from delivery. The Products shall be deemed to be approved if the Customer mixes the Products with other suppliers' goods or with other substances or arranges for them to be modified except under normal manufacturing and/or testing processes.

                    (iii) In the event of a defect for which Seller is responsible in accordance with the foregoing paragraphs, Buyer may request a refund for the purchase price of the Products. In the event Seller rejects in writing Buyer's notification of defect, Buyer's warranty claims shall expire two months after Seller has rejected in writing the notification of defect unless Buyer objects within two months of Seller's objection. Buyer may make no claims for damages against Seller except as set forth under this Section or Section 15.

                    (iv) Buyer or Seller may not offset against any form of counter-claim unless the counter-claim to be offset has been recognized by Seller or Buyer, as applicable, or legally established; provided that this restriction shall not apply to outstanding claims in excess of 10% of the Monthly Target for such Product.

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     7.  QUANTITIES.

          7.1 GENERAL. Seller shall sell Products in such quantities as ordered by Buyer up to the Monthly Targets provided below for each Product. Buyer shall purchase Products in quantities no less than the monthly minimum volumes provided below for each Product. Calculation of fulfillment of all Monthly Targets and monthly minimums shall be based upon Product purchased by Buyer; for this purpose a purchase of Product shall be deemed to occur when the Product is shipped by Seller to Buyer.

          7.2 PURCHASE REQUIREMENTS. The Monthly Targets and monthly minimum amounts for the First Contract Year shall be as follows:

------------------------------------------------------
                       First 6 Months  Second 6 Months
                       --------------  ---------------
------------------------------------------------------
Cigarette papers
(aggregate sales of
 100% woodpulp and
 mixed pulp)
------------------------------------------------------
     Monthly Target    958 tons        833 tons
------------------------------------------------------
     Monthly Minimum   750 tons        750 tons
------------------------------------------------------
High porous plug wrap
------------------------------------------------------
     Monthly Target    225 tons        183 tons
------------------------------------------------------
     Monthly Minimum   135 tons        165 tons
------------------------------------------------------

          In the event BAT ceases to purchase the Products from Buyer during the First Contract Year, at the option of Buyer the Monthly Target and monthly minimum amounts above may be reduced by one hundred ninety two (192) tons for cigarette papers and fifty-three (53) tons for high porous plug wrap. The Monthly Targets and monthly minimum amounts shall also be reduced in the event that a Customer ceases to purchase one or more Products due to Seller's material failure to deliver such Products meeting the specifications set forth in the applicable purchase orders and/or a material failure to deliver the Products on the applicable delivery dates. The amount of such reductions in Monthly Targets and monthly minimum amounts shall be equal to the average monthly purchases of the applicable Products by such Customer for the three (3) full months immediately preceding such termination by the Customer.

          The Monthly Target and monthly minimum amounts for the Second Contract Year and the Third Contract Year shall be negotiated by Seller and Buyer in good faith and established at least one hundred twenty (120) days prior to the first anniversary of the Effective Date and the second anniversary of the Effective Date, respectively. The Second Contract Year Monthly Target amounts for cigarette papers in the aggregate shall be no more than eight hundred thirty three (833) tons and no less than six hundred sixty six (666) tons and the Monthly Target amount for high porous plug wrap shall be no more than one hundred fifty (150) tons,

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provided that Buyer may permanently reduce the Monthly Target for high porous plug wrap below 150 tons by giving Seller four (4) months prior written notice. The Third Contract Year Monthly Target amounts for cigarette papers in the aggregate shall be no more than two hundred sixty-seven (267) tons and the Monthly Target amount for high porous plug wrap shall be no more than one hundred fifty (150) tons, provided that Buyer may permanently reduce the Monthly Target for cigarette papers below two hundred sixty seven (267) tons and may permanently reduce the Monthly Target for high porous plug wrap below one hundred fifty (150) tons in either case by giving Seller six (6) months prior written notice; and provided further that if Buyer reduces the Monthly Target for high porous plug wrap below 150 tons pursuant to the previous sentence, the Monthly Target shall not exceed such lesser amount for the Third Contract Year. The monthly minimum amounts for each Product for the Second Contract Year and the Third Contract Year shall be 90% of the Monthly Targets. The Monthly Targets and monthly minimum amounts for each Product for any period after the Third Contract Year shall be negotiated in good faith by the Parties.

          7.3 MONTHLY PURCHASE REQUIREMENTS. Each month Buyer shall purchase at least the monthly minimum amounts and no more than 110% of the Monthly Target for each Product. Each month Seller shall sell to Buyer the Products ordered by Buyer provided that Seller shall have no obligation to sell more than 110% of the Monthly Target for a Product during any month unless otherwise agreed.

          7.4 VOLUME FORECASTS. Buyer shall provide Seller with a good faith written estimate of Buyer's requirements for the next three months for each Product by grade at least fifteen (15) days prior to the start of each month (the "Rolling Forecast"). Such Rolling Forecasts are solely for production planning purposes and are not intended, nor should such reports be interpreted, as actual purchase orders.

          7.5 FAILURE TO MEET VOLUME REQUIREMENTS. In the event that Buyer fails to purchase the monthly minimum for any Product for any such month, in order to reimburse Seller for a portion of the damages sustained by Seller due to such shortfall, Buyer shall pay to Seller within thirty (30) days of the end of such month a Shortfall Payment. Each Shortfall Payment shall be an amount calculated for such Product as follows:

               (i) for each kilogram which is not purchased by Buyer below the monthly minimum but at or above 50% of the Monthly Target, Buyer shall pay 0.2 DM ([EURO]0.102) to Seller; and

               (ii) for each kilogram which is not purchased by Buyer below 50%
                    of the Monthly Target, Buyer shall pay 0.4 DM ([EURO]0.205) to Seller.

For the avoidance of doubt, for the amount which is not purchased by Buyer between the monthly minimum and 100% of the Monthly Target, Buyer shall pay nothing.

An example of a calculation of a Shortfall Payment is set forth on Exhibit B.

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     8.  SERVICES.

          8.1 GENERAL. Seller shall provide to Buyer the services set forth below at the costs to Buyer set forth on Exhibit C. Buyer shall pay for such services monthly within thirty (30) days of the end of each month. Either Party may terminate any such services on one hundred eighty (180) days advance written notice to the other Party.

          8.2 INVOICING. Seller shall produce and mail invoices for all Products delivered by Buyer to its customers based upon the terms and conditions of such sale, and shall provide copies of such invoices to Buyer. Such invoices shall be in a form substantially similar to the invoices delivered by Seller to Buyer with each shipment of Product to Buyer, provided that such invoices shall use Buyer's logo, heading and payment terms.

          8.3 SHIPPING. Seller shall make all arrangements on behalf (including customary unloading and/or loading) of Buyer for transportation of the Products to Buyer's customers per the due date specified on the purchase order or any new due date that has been agreed, provided that all third party expenses related to transportation of the Products shall be paid by Buyer.

          8.4 TECHNICAL. Seller shall provide laboratory and technical support for Product applications upon the reasonable request of Buyer.

          8.5 INFORMATION TECHNOLOGY. Seller shall provide information technology services necessary to create and print order confirmations using Buyer's logo to be sent to Customers with the same design and format as Seller's current order confirmation. Seller will continue to provide electronic data information (EDI) communication with Customers with capabilities consistent with the EDI capabilities of Seller as of the date hereof. Seller will also produce printed information for sales by Customer and Product group as currently defined, finished goods inventory and accounts receivable by Customer. These services will be provided starting within ninety (90) days of the Effective Date and will continue for the term of this Agreement, subject to
Section 8.1.

          8.6 WAREHOUSE. Seller shall provide warehouse space and warehouse management for storage of 650 tons of Products by Buyer free of cost to Buyer. The warehouse space shall be an undesignated portion of the warehouse space owned or leased by Seller, provided that such space will store 650 tons of Product. Buyer shall have access to such warehouse for purposes of inspecting its Products at reasonable business hours and pursuant to such reasonable guidelines as Seller shall establish in good faith, taking into account the reasonable business needs of Buyer. Notwithstanding anything else herein, Seller shall continue to provide such warehouse space for storage of 650 tons of Products for a period of up to ninety (90) days after termination of this Agreement, provided that Buyer shall pay a reasonable fee to Seller for administrative services related to such warehouse storage of Product for such period.

          8.7 LIMITATION OF LIABILITY. The limit of Seller's liability (whether in contract, tort, negligence, strict liability in tort or by statute or otherwise) to Buyer or to any third party concerning performance or non-performance by Seller of the services provided under Section 8 of this Agreement (other than Section 8.6), for any and all claims other than claims for

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Seller's willful misconduct, shall not in the aggregate exceed the fees paid by
Buyer to Seller hereunder for such services. Buyer's exclusive remedy for any claim arising out of a breach regarding the services provided under Section 8 of this Agreement (except Section 8.6), other than a claim covered by Section
15.2 hereof, shall be for Seller, upon receipt of written notice, to use commercially reasonable efforts to cure the breach at its expense, and failing that, the return of total fees paid to Seller for the services provided under
Section 8 of this Agreement up to the amount of damages suffered by Buyer.

     9.  PERSONNEL AND SALES AGENTS.

          9.1 PERSONNEL. Buyer intends to hire the following cigarette product related personnel of Seller ("Buyer Intended Hires"):

                    Thomas Interthal
                    Thomas Rheinschmidt (Sales Manager)
                    Rene Kaeschner (Customer Service Representative) Thomas Fritzsching

Seller shall use commercially reasonable efforts to assign to Buyer each employment agreement currently in force between a Buyer Intended Hire and Seller, subject to any restrictions on such assignment under such agreement and applicable law. In the event one or more employment agreements may not be assigned but the Buyer Intended Hires are willing to enter into new employment agreements with Buyer, Seller shall cooperate with Buyer to facilitate the negotiation of new employment agreements between Buyer and such Buyer Intended Hires. In the event one or more Buyer Intended Hires in the marketing function decline to be hired by Buyer after good faith negotiations by Buyer, Seller and Buyer shall negotiate in good faith to amend this Agreement to expand the services rendered by Seller to include sales and customer service support. The services to be rendered by Seller to Buyer shall be equivalent to the work performed by such Buyer Intended Hires who remain as employees of Seller ("Retained Employees") and shall be provided by Seller until the earlier of termination of this Agreement or termination of any such Retained Employee's employment with Seller. Buyer shall pay to Seller a fee for such additional services equal to the fully burdened cost to Seller of continuing to employ such the Retained Employees for so long as such services are provided to Buyer. Buyer shall defend, indemnify and hold harmless Seller and its directors, officers and employees from and against any and all claims, judgments, damages, penalties, fines, costs, costs of defense and attorneys' fees arising out of actions of Retained Employees after the Effective Date.

          9.2 SALES AGENTS. For those Sales Agents who only sell the Products for the Seller , Seller shall use commercially reasonable efforts to assign to Buyer each contract it has with such Sales Agent, subject to any restrictions on such assignment under applicable law or the applicable agreement. As to any Sales Agent whose contract is not assigned to Buyer, Seller shall cooperate with Buyer in Buyer's negotiation of a contract with such Sales Agent for sale or distribution of Products. Buyer shall cooperate with Seller in Seller's negotiation of contracts with Sales Agents for sale of products other than Products. Each Party shall inform the other of the terms of any such new contracts with Sales Agents.

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          9.3  REIMBURSEMENT. Seller shall reimburse Buyer for all amounts paid by Buyer to any court or governmental authority or attorney's fees as a result of actions taken by Thomas Interthal prior to the Effective Date in the scope of his employment with Seller prior to the Effective Date, and for all amounts paid by Buyer to Thomas Interthal to reimburse him for such payments, to the extent such payments are made pursuant to the Employment Agreement dated December 22, 2000 between Seller and Thomas Interthal, provided that any settlement of such action shall be subject to the consent of Seller not to be unreasonably withheld.

     10.  TERM AND TERMINATION.

          This Agreement shall take effect upon the Effective Date and shall continue in full force and effect until three (3) years from such date unless terminated pursuant to Section 13. If, however, neither party gives written notice of termination six months prior to the expiration date or any extension of it, the term of this Agreement shall automatically be extended for successive periods of six (6) months from the date of expiration then in effect; provided, however, that in the event the Parties are unable to agree in writing on the price and maximum and minimum volumes for each Product for any one year extension by the date which is 120 days prior to the beginning of such extension, this Agreement shall terminate upon expiration of the current Contract Year, provided that in no event shall this Agreement continue for more than five years. The rights and obligations set forth in Sections 5, 12 and 21 of this Agreement shall survive the termination for the periods indicated therein.

     11.  PURCHASE OF EQUIPMENT, INVENTORY AND ACCOUNTS RECEIVABLE.

          11.1 EQUIPMENT. On August 9, 2001 (the "Transfer Date"), title to the converting and lab equipment listed on Exhibit D, including all spare parts
(the "Equipment") shall transfer to Buyer at no additional cost under this Agreement. Seller represents and warrants that it has good and marketable title to the Equipment, free and clear of all liens, claims, charges, security interests and encumbrances. The equipment shall be transferred by Seller to Buyer in its condition on the Transfer Date, as is, with all faults, if any, with the express understanding of Buyer that except as provided in the foregoing sentence Seller makes no representations or warranties of any kind, directly or indirectly, express or implied, as to the Equipment, including its quality, condition or fitness for any particular purpose, on the Transfer Date or at the end of the lease period described in Section 11.3.

          11.2 INVENTORY. Upon expiration of this Agreement, Seller shall sell and Buyer shall purchase all of Seller's finished goods inventory of the Products at a price to be negotiated by the Parties.

          11.3 LEASE-BACK OF EQUIPMENT. Buyer hereby leases to Seller the Equipment as of the Transfer Date until the termination of this Agreement, at no cost to Seller other than as set forth in this Section 11.3. Title to the Equipment shall remain with Buyer at all times after the Transfer Date and Seller shall have no right, title or interest to the Equipment except as set forth herein. The Equipment shall at all times be personal property notwithstanding that any such Equipment may now or hereafter be affixed to realty. The Equipment shall not be removed from Seller's principal place except in the following manner: (1) #6 Slitter shall be relocated on the later of (i) one hundred eighty (180) days after the Effective Date and (ii) the date on which

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the Monthly Target for cigarette papers is reduced below 950 tons; (2) #3 and
#7 Slitters shall be relocated at the termination of this Agreement or any extended period provided for in Section 10; and (3) any other Slitters may be relocated prior to the termination of this Agreement only by mutual agreement of the Parties based on the Targets under this Agreement in order for Buyer to maintain its supply of the finished paper products for its Customers. Seller shall use the Equipment in the manner for which it was intended, solely for Seller's business purposes, and in compliance with all applicable laws and regulations. Seller shall keep the Equipment in good working order, ordinary wear and tear excepted, and shall furnish all parts, maintenance and servicing for the Equipment at its own expense as required for normal operation of the Equipment and consistent with past practice. Seller shall be responsible for all other costs related to the operation of such equipment during the lease period, including the cost of providing and maintaining insurance for such equipment.

          11.4 INSURANCE FOR EQUIPMENT. For so long as any item of equipment remains on Seller's Property, Seller shall keep the Equipment insured against theft and all risks of loss or damage from every cause whatsoever for not less than the replacement cost of the Equipment. Seller shall pay the premiums for such insurance and be responsible for all deductible portions thereof. In the event of loss or damage of all or a portion of the Equipment, Seller shall replace the Equipment with comparable equipment with the same or more capacity and in similar operating condition as the Equipment for the duration of the lease.

          11.5 TRANSPORTATION. Buyer shall pay all costs related to the disassembly and removal of the Equipment and shall pay all transportation costs for shipment of the Equipment and inventory to Buyer or its designee pursuant to this Section 11.

          11.6 ACCOUNTS RECEIVABLE. On the Transfer Date, Seller shall sell, transfer and assign and Buyer shall purchase all of the accounts receivable related to the Seller's cigarette paper business on the books of Seller as of the close of business on the day before the Transfer Date (the "Accounts Receivable"). The purchase price for the Accounts Receivable shall be part of the aggregate purchase price paid by Purico and its affiliates to P.H. Glatfelter Company under the Acquisition Agreement. In the event that after one hundred twenty days (120 days) the amount of Accounts Receivables which Buyer and its affiliates collect is less than DM 8,875,600, Seller shall promptly reimburse Buyer for the difference; in the event that Buyer collects Accounts Receivable which are greater than DM 8,875,600, Buyer shall promptly reimburse Seller for the difference. Any Account Receivable received by Buyer more than one hundred twenty (120) days after the Transfer Date shall be promptly remitted by Buyer to Seller.

          11.7 AUDIT. Buyer shall keep and maintain complete and accurate records and books of account documenting all Accounts Receivable collected by Buyer or its affiliates. Buyer and any relevant affiliates shall permit independent accountants retained by Seller, upon reasonable prior written notice, to have access to Buyer's and its affiliates' records and books and premises for the sole purpose of determining the amount of Accounts Receivable collected pursuant to Section 11.6. Such examination shall be conducted during regular business hours and at the Seller's own expense. If such examination reveals that such costs or payments have been misstated, any adjustment shall be promptly refunded or paid, as appropriate. The Seller shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals a discrepancy of five percent (5%) or more for the period examined which is to the disadvantage of the Seller, in which case the Buyer shall pay all reasonable costs and expenses incurred by the Seller in the course of making such determination, including the fees and expenses of the accountant.

     12.  CONFIDENTIAL INFORMATION.

          Buyer and Seller acknowledge that during the course of performance of this Agreement, each may learn confidential and proprietary information regarding the other's business, costs, products, practices, procedures, operations or plans (collectively "Confidential Information"). Confidential Information shall not be deemed to include information which (i) is already rightfully and lawfully known to the Party prior to disclosure, (ii) is already public information or otherwise generally available, (iii) is subsequently disclosed to the receiving Party by a third person not under any obligations of confidentiality as to such information, or (iv) is subsequently developed independently by the receiving Party. All other information exchanged is deemed to be Confidential Information. Except as required by legal process, law, statute or regulation, no Party will disclose Confidential Information to any third person or entity, or use Confidential Information for any purpose other than performance of its obligations under this Agreement without prior written consent having been obtained from the Party to whom the Confidential Information belongs. Each Party shall be liable to the other for any breach of this Section 12 by such Party's directors, officers, employees, agents and representatives.

     13.  BREACHES AND REMEDIES.

          13.1 VOLUNTARY TERMINATION. Either Party may terminate this Agreement by giving written notice of termination to the other Party, at any time, upon or after the filing by the other Party of a petition in bankruptcy or insolvency, or upon the commencement of any other voluntary proceeding or action whether by or against the Party under the relevant law on insolvency or bankruptcy, or upon the expiration of sixty (60) days following the commencement of any involuntary proceeding if after such sixty (60) days such proceeding has not been dismissed or withdrawn, or after the making by the other Party of any assignment or attempt of assignment for the benefit of creditors, or upon or after the institution of any proceedings for the liquidation or winding up of the other Party's business, or for the termination of its corporate charter. In the event of the giving of such notice, this Agreement shall terminate immediately upon the receipt of that notice by the notified Party. Upon the occurrence of any of the events enumerated in this Section, any pending purchase orders may be cancelled at the option of the terminating party.

          13.2 TERMINATION FOR BREACH. If a Party (the "Defaulting Party") fails to comply with any material term or condition of this Agreement, other than a failure by Buyer to order the minimum amounts of each Product set forth in Section 7, the other Party (the "Non-Defaulting Party") may provide written notice to the Defaulting Party stating the nature of such failure (the "Default Notice"). If the Default Notice relates to (i) a failure by the Defaulting Party to pay any amount due and payable to the Non-Defaulting Party and the Defaulting Party fails to pay such sum within fifteen (15) days after receipt of the Default Notice or (ii) a failure by Seller to deliver Product on the delivery date meeting the specifications set forth in the applicable purchase order and the Seller fails to deliver Product meeting the specifications set forth in the applicable purchase order within seven (7) days after receipt of the Default Notice or

(iii) a failure by Defaulting Party to comply with any other material term or condition of this Agreement and such failure is not cured within thirty (30) days after the Defaulting Party's receipt of the Default Notice, or in the event of a cure which requires in excess of thirty (30) days to complete, if the Defaulting Party has not substantively commenced such cure within such thirty (30) day period and thereafter does not promptly and diligently prosecute the cure to completion, the Non-Defaulting Party in any such case shall be entitled to either suspend or terminate this Agreement and pursue any other remedies it may have under this Agreement.

          13.3 EFFECT OF WAIVER. Any waiver by either Party of a breach of any term or condition of this Agreement shall not constitute a waiver of any subsequent breach of the same or any other term or condition of this Agreement.

     14.  ASSIGNABILITY.

          This Agreement or any rights or obligations hereunder may not be assigned by any of the Parties to any third party without the prior written consent of the other Party, provided that Buyer or Seller may assign this Agreement to an affiliate, in which event the transferee shall agree in writing that this Agreement and all of its provisions shall be binding upon that transferee as if the transferee were an original signatory to this Agreement. Notwithstanding any assignment permitted by this Section 14, the Guaranty in
Section 20 hereof shall remain in effect.

     15.  INDEMNIFICATION.

          15.1 BUYER. Buyer shall defend, indemnify and hold harmless Seller and its directors, officers and employees from and against any and all claims, judgments, damages, losses, penalties, fines and costs of defense (including attorneys' fees) asserted by third Parties arising out of Buyer's negligence, or willful misconduct or acts or omissions in its use or sale of Products provided by Seller, other than claims arising from Seller's negligence, willful misconduct or failure to manufacture the Products in accordance with Customer's specifications.

          15.2 SELLER. Seller shall defend, indemnify and hold harmless Buyer and its directors, officers and employees from and against any and all claims, judgments, damages, losses, penalties, fines and costs of defense (including attorneys' fees) asserted by third Parties arising out of Seller's negligence, willful misconduct or failure to manufacture the Products in accordance with Buyer's or customer's specifications, other than those claims arising from Buyer's negligence, willful misconduct or acts or omissions in its use or sale of Products provided by Seller.

          15.3 NO CONSEQUENTIAL DAMAGES. In no event shall Seller or Buyer be liable to the other for any special or consequential damages arising out of or in connection with this Agreement, except for the damage suffered by Buyer as a result of a claim by a Customer which arises from the Seller's material failure to perform under the terms of this Agreement, provided that Buyer and Seller agree in good faith, such agreement not to be unreasonably withheld by Seller, that payment of such damages is necessary to preserve relations with the Customer.

          15.4 NOTICE. To receive the foregoing indemnities, the party seeking indemnification must promptly notify the other in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party's expense) and full authority to defend or settle the claim or suit. The indemnifying party shall have no obligation to indemnify the indemnified party under any settlement made without the indemnifying party's written consent.

     16.  INDEPENDENT CONTRACTORS.

          The relationship of the Parties is that of independent contractors, and neither Party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the Parties the relationship of joint venturers, co-partners, employer/ employee or principal and agent.

     17.  REPRESENTATIONS AND WARRANTIES.

          17.1 ORGANIZATION, AUTHORITY AND AUTHORIZATION OF SELLER. Seller is a partnership duly formed and in good standing under the laws of Germany and has full power and authority as a partnership to execute and deliver this Agreement and any documents contemplated hereby, effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and any document contemplated hereby by all necessary partnership action. Seller has full power and authority as a partnership necessary to carry on its business as now conducted, to own or lease and operate its properties as and in places where such business is now conducted and such properties are now owned, leased or operated. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligations of Seller, enforceable against it in accordance with its terms.

          17.2 NO VIOLATIONS BY SELLER. The execution, delivery and performance of this Agreement by Seller and the performance of the transactions contemplated hereby and thereby do not and will not result in a breach or violation of any provision of the governance document of Seller or in a material violation of any statute, rule, regulation governmental permit or ordinance applicable to Seller or violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, material lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Seller is a party or by which its assets or properties are bound, or violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over Seller or any of its assets or properties, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby. No consent, approval, order or authorization of or registration, declaration or filing with, any person is required by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

          17.3 ORGANIZATION, AUTHORITY AND AUTHORIZATION OF BUYER. Buyer is a corporation duly formed and in good standing under the laws of Germany and has full power and authority as a corporation to execute and deliver this Agreement and any documents contemplated hereby, effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and any document contemplated hereby by all necessary partnership action. Buyer has full power and authority as a corporation necessary to carry on its business as now conducted, to own or lease and operate its properties as and in places where such business is now conducted and such properties are now owned, leased or operated. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligations of Buyer, enforceable against it in accordance with its terms.

          17.4 NO VIOLATIONS BY BUYER. The execution, delivery and performance of this Agreement by Buyer and the performance of the transactions contemplated hereby and thereby do not and will not result in a breach or violation of any provision of the governance document of Buyer or in a material violation of any statute, rule, regulation governmental permit or ordinance applicable to Buyer or violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, material lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Buyer is a party or by which its assets or properties are bound, or violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over Buyer or any of its assets or properties, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. No consent, approval, order or authorization of or registration, declaration or filing with, any person is required by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

     18.  ENTIRE AGREEMENT; AMENDMENT.

          This Agreement, together with the Acquisition Agreement and the letter agreement pertaining to this Agreement entered into as of the Effective Date, is the entire understanding between the Parties with respect to the subject matter hereof and supersedes any contracts, agreements or understandings (oral or written) of the Parties with respect to the subject matter hereof. No part of this Agreement may be amended, altered or otherwise modified unless done so in a writing duly executed by the Parties to this Agreement.

     19.  FORCE MAJEURE.

          If the performance of any part of this Agreement by Seller or Buyer is prevented, hindered or delayed by reason of any cause or causes beyond the control of Seller or Buyer, as the case may be, and which cannot be overcome by due diligence, including, but not limited to, acts of God, floods, storms, earthquakes, hurricanes, tornadoes, or other severe weather or climatic conditions, acts of public enemy, war, blockades, insurrection, vandalism or sabotage, fire, accident, wreck, explosion, strike or labor dispute, embargoes or governmental laws, orders, or regulations which cause interruption in production or delivery of Product at or from Seller's plant, the party affected shall be excused from such performance to the extent that it is necessarily prevented, hindered or delayed during the continuance of any such happening or event, and this Agreement shall be suspended so long as and to the extent that any such cause prevents or delays its performance.

     20.  GUARANTEE.

          In consideration for the payment of $1.8 million from Seller or its affiliate to Guarantor by wire transfer in immediately available funds on the Transfer Date and to induce Seller to enter into this Agreement, Guarantor hereby irrevocably and unconditionally guarantees to Seller and becomes surety to Seller for the punctual and full payment of all amounts due from Buyer to Seller and the performance of all other obligations of Buyer, whether now existing or hereafter arising, pursuant to this Agreement. Seller may enforce this guarantee directly again the Guarantor, and the Guarantor shall waive any right or remedy to require that any action be brought against Buyer or any other person or entity before proceeding against the Guarantor. Seller may pursue its rights and remedies under this Agreement in whatever order, or collectively. Without limiting the generality of the foregoing, the obligations of Guarantor hereunder shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by:

               (a) any amendment, modification or supplement to this Agreement provided such amendment, modification or supplement has been agreed by Guarantor;

               (b) any exercise or nonexercise of or delay in exercising any right, remedy, power or privilege under or in respect of this Agreement, or any waiver, consent, indulgence or other action or inaction in respect thereof;

               (c) any bankruptcy, insolvency, arrangement, composition, assignment for the benefit of creditors or similar proceeding commenced by or against Buyer;

               (d) any extension of time for payment or performance of any of the obligations under this Agreement;

               (e) the genuineness, validity or enforceability of this Agreement;

               (f) the release of Buyer from performance or observance of any of the agreements, covenants, terms or conditions contained in this Agreement by operation of law;

               (g) the failure of Seller to keep Guarantor advised of Buyer's financial condition, regardless of the existence of any duty to do so; or

               (h) any other circumstances which might otherwise constitute a legal or equitable discharge of a guaranty or surety.

     21.  GOVERNING LAW; JURISDICTION.

          This Agreement shall be construed and interpreted in accordance with, and the rights and obligations of the Parties shall be determined by, the laws of the Federal Republic of Germany. The Parties consent to the exclusive jurisdiction of the courts in Frankfurt, a.M. for all matters arising out of or relating to this Agreement; provided, however, that Seller shall have the right to bring legal action against the Guarantor before any other court having jurisdiction over the Guarantor or its assets.

     22.  NOTICES.

          Unless otherwise indicated differently, all notices, requests, information or demands which any party may desire or may be required to give to any other party under this Agreement, shall be in writing and shall be personally delivered or sent via e-mail, telegram, telex, telecopy, or first class certified registered mail, postage prepaid return receipt requested, and sent to the party at its address appearing below or such other address as either party shall subsequently inform the other party by written notice given as described above; provided, however, that notices from Buyer providing purchase order information need not be sent by certified mail:

If to Buyer:     John Scott
                 Analyst House
                 20-26 Peel Rd
                 Douglas, Isle of Man
                 IM99 1AP, United Kingdom

With a copy to:  Nat Puri                  Christopher Karras
                 6 Union Road              Dechert
                 Nottingham, NG3 1FH       4000 Bell Atlantic Tower
                 United Kingdom            1717 Arch Street
                                           Philadelphia, PA 19103
                                           215-994-4000

If to Seller:    Werner Ruckenbrod
                 Managing Director
                 Hordener Landstrasse 3-7
                 76593 Gernsbach, Germany
                 49-7224-66471 (fax)

with a copy to:  Markus Mueller
                 Corporate Counsel and Secretary
                 96 South George Street
                 Suite 500
                 York, Pennsylvania 17401
                 001-717-846-2419 (fax)

All notices, requests, information or demands so given shall be deemed effective upon receipt or, if mailed, upon receipt or the expiration of the third day following the date of mailing, whichever occurs first, except that any notice of change in address shall be effective only upon receipt by the party to whom the notice is addressed.

     23.  SEVERABILITY.

          In the event any provision of this Agreement conflicts with the law under which this Agreement is to be construed, such provision shall be deleted from the Agreement, and the Agreement shall be construed to give effect to the remaining provisions thereof.

     24.  COUNTERPARTS.

          This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          In witness, the Parties, intending to be legally bound, have caused this Agreement to be executed in their corporate names by their duly authorized officers as of the Effective Date.

                               PAPIERFABRIK SCHOELLER &
                               HOESCH GmbH & CO. KG

                               /S/ WERNER RUCKENBROD
                               ---------------------
                               Name:
                               Title:

                               PURICO GmbH

                               /S/ N.R. PURI
                               -------------
                               Name:
                               Title:

                               PURICO (IOM) LIMITED

                               /S/ UPENDRA PURI
                               ----------------
                               Name:
                               Title: